UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 12, 2023

(Date of earliest event reported)

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13341	94-3171940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

650-244-4990

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TTNP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2023, the Board of Directors (the “Board”) of Titan Pharmaceuticals, Inc. (the “Company”) elected Brynner Chiam and Seow Gim Shen to the Board. As previously disclosed, the election of Mr. Chiam and Mr. Shen to the Board was done pursuant to that certain Securities Purchase Agreement between the Company and The Sire Group Ltd (the “Securities Purchase Agreement”) under which the Company received approximately $9.5 million. Mr. Shen will assume the position of Chairman of the Board. No decision has been made with respect to the naming of Mr. Chiam or Mr. Shen to any regular committees of the Board. Mr. Chiam and Mr. Shen will be entitled to the compensation the Company offers its other non-employee directors, including annual retainers and equity compensation. For more information on the compensation of the Company’s directors, please refer to the disclosures under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 19, 2023.

The resignations from the Board of David E. Lazar and Peter L. Chasey, which had previously been delivered pursuant to the Securities Purchase Agreement, went into effect immediately prior to the election of Mr. Chiam and Mr. Shen to the Board, in accordance with the terms of such resignations and pursuant to the Securities Purchase Agreement. These resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. Mr. Lazar will remain with the Company as Chief Executive Officer.

The biographies of Mr. Chiam and Mr. Shen are as follows:

Brynner Chiam currently serves as Vice President of Finance and Tax at Black Chamber Management, a shared service company which provides outsourcing services to related companies as well as third parties, since November 2020, where he is responsible for all aspects of planning, implementing and managing financing activities for the company and its clients. From February 2014 to October 2020, Mr. Chiam served as a Director for Tricor Taxand, a professional tax firm and independent tax adviser specializing in providing tax-related services to its clients. Mr. Chiam is a member of the Chartered Tax Institute of Malaysia and has over 20 years of experience as a tax consultant and tax practitioner. He received his Bachelor of Business Studies (Accountancy) from Massey University in New Zealand.

Seow Gim Shen has over 15 years of experience in the IT development industry, with a focus on managing, leading and directing IT and software development projects from inception to execution. Mr. Shen serves as the Chairman of Prima Niaga Group, a privately held technology company focused on the distribution of electronic gadgets to Malaysian chain stores, since 2011. Mr. Shen currently serves as a director of several privately held companies in the IT development industry. He also serves as the Chairman of Zchwantech, a privately held IT services and consulting company focused on the integration of IT-related products and services for companies inside and outside of Malaysia, since 2017, and the Chairman of Blackwolf Technology, a privately held company specializing in providing software development and other IT-related services, since 2017. Mr. Shen received his Bachelor of Multimedia with Honors from Swinburne University of Technology in Melbourne, Australia.

The Company has issued the press release attached as Exhibit 99.1 announcing the election of Mr. Chiam and Mr. Shen.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 16, 2023.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ David E. Lazar
David E. Lazar Chief Executive Officer

Date: October 16, 2023

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